Exhibit 4.2

THIS WARRANT AND THE SECURITIES UNDERLYING THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS AND THE RULES AND REGULATIONS THEREUNDER.

PROTEA BIOSCIENCES GROUP, INC.

WARRANT

TO PURCHASE COMMON STOCK OF THE COMPANY

Warrant No. _______	Issue Date: ___________, 2014

FOR VALUE RECEIVED, PROTEA BIOSCIENCES GROUP, INC., a Delaware corporation (the “Company”), grants the following rights to                          and its permitted assigns, heirs, executors and administrators (individually and collectively, the “Holder”), as of the          day of                 , 2014 (the “Issue Date”). This warrant (the “Warrant”) has been issued by the Company in connection with that certain Note and Warrant Purchase Agreement by and between the Company and Holder dated as of the Issue Date (the “Agreement”).

Section 1.             Grant.

The Holder is hereby granted the right (collectively, the “Purchase Rights”), in accordance with the terms and conditions of this Warrant, from the date hereof until the expiration of the Exercise Period (as defined in Section 3.1 hereof), to purchase from the Company that number of fully paid and non-assessable shares of the common stock, par value $0.0001 per share (the “Common Stock”) of the Company, set forth in Section 2 hereof, at the Exercise Price (as defined in Section 5 hereof), upon delivery to the Company of this Warrant along with the Notice of Exercise form attached as Exhibit 1 hereto, duly executed, and upon tender of the Exercise Price for the shares of Common Stock to be purchased, which Payment shall be made in cash, wire transfer or bank cashier’s check.

Section 2.             Number of Shares of Common Stock Purchasable.

2.1           Subject to the other provisions of this Section 2, this Warrant entitles the Holder to purchase up to an aggregate of One Hundred Fifty Thousand (150,000) shares of the Company’s Common Stock (the “Warrant Shares”) for each One Hundred Fifty Thousand Dollars ($150,000) borrowed by the Company pursuant to the Agreement (or a pro rata portion thereof in the case of a Loan Amount under the Agreement of less than $150,000), but not to exceed 1,500,000 shares in total.

2.2           In case prior to the expiration of the Purchase Rights by exercise or by the terms of this Warrant, the Company shall undertake any reclassification, stock split, reverse stock split, stock dividend or any similar proportionately-applied change (collectively, a “Reclassification”) of outstanding shares of Common Stock (other than a change solely in, of, or from par value), the Holder shall thereafter be entitled, upon exercise of this Warrant for the same total consideration as presently required, to purchase the kind and amount of shares of stock and other securities and property receivable upon such Reclassification by a holder of the number of shares of Common Stock which this Warrant entitles the Holder hereof to purchase immediately prior to such Reclassification. Notice of any such Reclassification shall be given to the Holder pursuant to Section 11 hereof.

2.3           In case prior to the expiration of the Purchase Rights by exercise or by the terms of this Warrant, the Company shall determine to consolidate or merge with, or convey all, or substantially all, of its property or assets to, any other corporation or corporations, or to dissolve, liquidate or wind up, then, as a condition precedent to such consolidation, merger, conveyance, dissolution, liquidation or winding up, notice shall be given to the Holder pursuant to Section 11 hereof and lawful and adequate provision shall be made whereby the Holder shall thereafter have the right to receive from the Company or from the Company’s successors or assigns, as the case may be, upon the basis and upon the terms and conditions specified in this Warrant, in lieu of the shares of Common Stock of the Company theretofore purchasable upon the exercise of the Purchase Rights, such shares of stock, securities, or assets as may be issued or payable with respect to, or in exchange for, the number of shares of Common Stock of the Company theretofore purchasable upon the exercise of the Purchase Rights had such consolidation, merger, conveyance, dissolution, liquidation or winding-up not taken place; and in any such event the rights of the Holder to an adjustment of the number of shares of Common Stock purchasable upon the exercise of the Purchase Rights as herein provided, shall continue and be preserved in respect of any stock or securities which the Holder becomes entitled to purchase.

Section 3.             Exercise Period; Registration Statement Notice.

3.1           The Purchase Rights represented hereby shall be exercisable in whole or in part from time to time, subject to the terms and conditions set forth herein, after the Issue Date of this Warrant until the earlier of (i) a Qualified Public Offering or (ii) 5:00 p.m. Eastern time on the fifth anniversary of the Issue Date hereof (the “Exercise Period”). For purposes of this Warrant, the term “Qualified Public Offering” shall mean the closing of a firm underwritten offering commitment pursuant to an effective registration statement under the Act covering the offer and sale of Common Stock for the account of the Company in which the net cash proceeds to the Company (after deduction of underwriting discounts and commissions) are at least $10,000,000.

3.2           The Company shall give the Holder written notice of any Qualified Public Offering, at the address of the Holder set forth on the Company’s books, at least twenty (20) days prior to the closing of such Qualified Public Offering.

Section 4.             Exercise.

4.1           The Purchase Rights represented by this Warrant are exercisable at the option of the Holder in whole or in part from time to time, subject to the terms and conditions set forth herein, but not for less than 100 shares at a time, at any time and from time to time during the Exercise Period upon the delivery of the Notice of Exercise form to the Company with such notice duly executed and upon tender of the Exercise Price for the shares of Common Stock to be purchased, which Payment shall be made in cash, wire transfer or bank cashier’s check. The Purchase Rights shall be deemed to have been exercised, and the Holder shall be deemed to have become a stockholder of record of the Company for the purposes of receiving dividends and for all other purposes whatsoever with respect to the shares of Common Stock so purchased, as of the date of delivery of such properly executed notice accompanied by proper tender of the Exercise Price at the principal office of the Company. As promptly as practicable on or after such date, and in any event within three (3) business days thereafter, the Company at its expense shall issue and deliver, or cause to be issued and delivered, to the person or persons entitled to receive the same, a certificate or certificates for the number of shares issuable upon such exercise. In the event that this Warrant is exercised in part, the Company at its expense shall execute and deliver a new warrant of like tenor exercisable for the number of shares for which this Warrant may then be exercised.

4.2           In lieu of the payment methods set forth in Section 4.1 above, in the event the Warrant Shares have not been registered under an effective registration statement filed pursuant to the Act prior to the earlier of: (i) one (1) year from the Issue Date of this Warrant; or

(ii) the closing of the Qualified Public Offering, the Holder may elect to exchange all or some of this Warrant for shares of Common Stock equal to the value of the amount of the Warrant being exchanged on the date of exchange.  If the Holder elects to exchange this Warrant as provided in this Section 4.2, the Holder shall tender to the Company the Warrant for the amount being exchanged, along with written notice of the Holder’s election to exchange some or all of the Warrant, as the case may be, and the Company shall issue to the Holder the number of shares of the Common Stock computed using the following formula:

X =	Y (A-B)
A

Where:	X =	the number of shares of Common Stock to be issued to the Holder.
	Y =	the number of shares of Common Stock purchasable under the amount of the Warrant being exchanged (as adjusted to the date of such calculation).
	A =	the Fair Market Value of one share of the Common Stock on the date that the notice of exercise is received by the Company.
	B =	Exercise Price (as adjusted to the date of such calculation).

The fair market value (“Fair Market Value”) of one share of Common Stock as of a particular date shall mean: (i) if traded on a national securities exchange, the average volume weighted average price (“VWAP”) of the Company’s Common Stock on such exchange as reported by Bloomberg LP over the five (5) trading days ending immediately prior to the applicable date of valuation; (ii) if quoted on the OTC Bulletin Board or an over the counter market operated by OTC Markets Group, Inc. or its successor, the average VWAP over the thirty (30) trading days ending immediately prior to the applicable date of valuation; (iii) if determined in connection with a Qualified Public Offering, the offering price of the Common Stock in the Qualified Public Offering; and (iv) except as set forth in (iii), if neither (i) nor (ii) applies, the Fair Market Value shall be such value as agreed upon by both the Company and the Holder; provided, however, that if the Company and the Holder cannot agree on such a value, such value shall be determined by an independent valuation firm, jointly selected in good faith by the Company and the Holder, with experience in valuing businesses such as the Company, and the fees and expenses of such valuation firm shall be paid for by the Company.

Section 5.             Exercise Price.

The exercise price for each share of Common Stock issuable to the Holder hereunder shall be $0.80 per share subject to adjustment hereunder (the “Exercise Price”).

Section 6.            Company’s Warranties and Covenants as to Capital Stock.

The Company has taken all action necessary and appropriate to properly authorize, reserve and issue those shares of Common Stock issuable to the Holder pursuant to this Warrant including an authorization of issuance and setting of the Exercise Price. The Common Stock deliverable on the exercise of the Purchase Rights represented hereby shall, when issued, be duly and validly issued, fully paid and non-assessable. The Company shall at all times reserve and hold available sufficient shares of Common Stock to satisfy all Purchase Rights hereby granted.

Section 7.            Transfer; Compliance with Securities Laws

The Purchase Rights shall be registered on the books of the Company, which shall be kept by it at its principal office for that purpose. This Warrant and the Common Stock issuable upon exercise of the Purchase Rights, may not be transferred or assigned in whole or in part without compliance with all applicable federal and state securities laws by the transferor and the transferee, including, if requested by the Company, an opinion of counsel satisfactory to the Company to the effect that the transfer or assignment is in compliance with applicable federal and state securities laws. Subject to such compliance, the Purchase Rights shall be transferable on said books, in whole or in part, by the Holder in person or by duly authorized attorney upon surrender of this Warrant properly endorsed by the Holder executing the Permitted Transfer or Assignment Form attached hereto and made a part hereof as Exhibit 2. All reasonable and documented costs associated with any transfer or assignment, including, without limitation, the reasonable fees of counsel to the Company shall be borne by the transferor or assignor. The Company agrees that, while the Purchase Rights remain valid and outstanding, its stock transfer books shall not be closed for any purpose whatsoever except under arrangements which shall insure to persons exercising warrants or applying for transfer of stock, all rights and privileges which they might have had or received if the stock transfer books had not been closed and they had exercised their Purchase Rights at any time during which such transfer book shall have been closed.

Section 8.            Charges, Taxes and Expenses.

Issuance of certificates for shares of Common Stock issuable upon the exercise of this Warrant or any portion thereof (and issuance of a replacement warrant certificate in the event of partial exercise) shall be made without charge to the Holder hereof for any issue taxes or any other incidental expenses in respect of the issuance of such certificates to and in the name of the registered Holder of this Warrant, all of which taxes and expenses shall be paid by the Company. Certificates may be issued in a name other than that of the Holder upon the request of and payment by the Holder of any applicable transfer taxes and compliance with all applicable federal and state securities laws and with all applicable provisions of this Warrant, including but not limited to Section 7 hereof.

Section 9.            Exchange for Other Denominations.

This Warrant is exchangeable for new certificates of like tenor and date representing in the aggregate the right to purchase the number of shares purchasable hereunder in denominations designated by the Holder at the time of surrender. In the event of the purchase, at any time prior to the expiration of the Exercise Period, of less than all of the shares of Common Stock purchasable hereunder, the Company shall cancel this Warrant upon surrender thereof, and shall promptly execute and deliver to the Holder hereof a new warrant of like tenor and date for the balance of the shares purchasable hereunder.

Section 10.           Loss, Theft, Destruction or Mutilation of Warrant.

Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable and documented expenses incidental thereto, and upon surrender of this Warrant, if mutilated, the Company shall promptly make and deliver a new warrant of like tenor and date, in lieu of this Warrant and shall cancel this Warrant.

Section 11.          Notices Including Certificate of Company in Event of Adjustment.

(a)          Whenever the number of shares of Common Stock purchasable hereunder shall be adjusted pursuant to Sections 2 hereof, the Company shall issue a certificate signed by its Chief Financial Officer or its President or by such other appropriate officer, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the number of shares purchasable hereunder after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed (by first-class mail, postage prepaid) to the Holder of this Warrant.

(b)          In case:

(i)          the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(ii)         of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation, or any conveyance of all or substantially all of the assets of the Company to another entity; or

(iii)        of any voluntary dissolution, liquidation or winding-up of the Company;

then, and in each such case under subclauses (i) through (iii), the Company shall mail or deliver, or cause to be mailed or delivered, to the Holder a notice specifying, as the case may be, (A) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right; or (B) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, at which the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities, assets or other property of the Company deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. Such notice shall be mailed or delivered at least fifteen (15) business days prior to the date therein specified.

(c)          All notices, requests, consents and demands required by this Warrant shall be in writing and shall be personally delivered or mailed, postage prepaid, to the principal office of the Company at:

PROTEA BIOSCIENCES GROUP, INC.

955 Hartman Run Road

Morgantown, WV 26507

Attn: President

Fax: 304-292-7101

with a copy (which shall not constitute notice) to:

Richardson & Patel LLP

The Chrysler Building

405 Lexington Avenue, 49th Floor

New York, New York 10174

Attn: David Feldman, Esq.

Fax: (917) 677-8165

and to the Holder at the address of such Holder as set forth in the Agreement executed by the original Holder of this Warrant in connection with the purchase of the Common Stock. Any notice, request or other communication required or permitted hereunder shall be in writing and shall conclusively be deemed to have been duly given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during the normal business hours of the recipient, if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery with written verification of receipt.

Section 12.          Miscellaneous

(a)          No Stockholder Rights. Nothing contained in this Warrant shall be construed as conferring upon the Holder or any other person the right to vote, consent or receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or any other matters, or any other rights whatsoever of a stockholder of the Company.

(b)          Successors and Assigns. Subject to the restrictions on transfer described in Section 7 hereof, the rights and obligations of the Company and the Holder of this Warrant shall be binding upon, and benefit the successors and assigns of, the parties hereto.

(c)          Governing Law. In all respects, including all matters of construction, validity and performance, this Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to principles thereof relating to conflicts or choice of law.

(d)          Waiver and Amendment. This Warrant may be changed, waived, discharged or terminated only by a statement in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. In case any provision of this Warrant shall be, in whole or in part, invalid, illegal or unenforceable, such provision shall be enforced to the extent, if any, that it may legally be enforced and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(e)          Headings; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Warrant. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed, under seal and delivered on its behalf as of the Issue Date set forth above.

PROTEA BIOSCIENCES GROUP, INC.

By:
Stephen Turner
President